                                                         FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                          REGISTRATION STATEMENT NO.: 333-132746

Sent: Tuesday, November 07, 2006 6:21 PM
Subject: CGCMT 06-C5 *EOD STATUS #4* PUBLICS

CGCMT, Commercial Mortgage Pass-Through Certificates, Series 2006-C5 $2.126B

Book Runner:      Citigroup Global Markets Inc.
Co-Lead Managers: Citigroup Global Markets Inc./LaSalle Financial Services
Co-Managers:      Banc of America Securities, LLC/PNC Capital Markets, LLC

Rating Agencies:  Moodys/Fitch

Loan Sellers:     Citigroup Global Markets Realty Corp. (42.6%)
                  LaSalle Bank National Association     (44.1%)
                  PNC Bank, National Association        (13.3%)

         Ratings      Class  WAL     Principal   Sub         PX
Class  Moody's/Fitch  Size   (yrs)    Window     Levels    Guidance  Status
A1     Aaa/AAA        60.266  3.14   12/06-07/11  30.000%    7A       SUBJECT
A2     Aaa/AAA       236.790  4.80   07/11-10/11  30.000%   18A       0.85X
A3     Aaa/AAA        93.821  7.22   06/13-04/14  30.000%   24A       0.45X
ASB    Aaa/AAA        92.773  7.40   10/11-02/16  30.000%   23A       0.70X
A4     Aaa/AAA       775.237  9.74   02/16-10/16  30.000%   23A       SUBJECT
A1A    Aaa/AAA       228.753  9.16   12/06-10/16  30.000%   NOT AVAILABLE
AM     Aaa/AAA       212.378  9.90   10/16-10/16  20.000%   26A       0.40X
AJ     Aaa/AAA       172.556  9.90   10/16/10/16  11.875%   29A       SUBJECT
B      Aa2/AA         42.476  9.90   10/16-10/16   9.875%   35A       0.25X
C      Aa3/AA-        21.237  9.90   10/16-10/16   8.875%   38A       0.50X
D       A2/A          26.548  9.90   10/16-10/16   7.625%   44A       SUBJECT
XP     Aaa/AAA        TBD     NAP    NAP           NAP

Expected Settle:  November 21, 2006

** Loan ID No. 163 (Pro Health Physicians) identified on Annex A-1 to the
October 30 FWP, with a balance as of the cut-off date of $2,565,000
(representing 0.121% of the initial pool balance and 0.135% of the initial loan group 1 balance as of the October 30 FWP) has been removed from the mortgage pool.

** Loan ID No. 79 (Winchester & Payne) identified on Annex A-1 to the October 30
FWP, with a balance as of the cut-off date of $6,775,000.00 (representing 0.3%
of the initial pool balance and 0.4% of the initial loan group 1 balance as of the October 30 FWP) permits future mezzanine debt subject to certain conditions, including a maximum combined LTV of 75% and a minimum combined DSCR of 1.15x.

** Loan ID No. 24 (Courtyard Century City) identified on Annex A-1 to the
October 30 FWP, with a balance as of the cut-off date of $20,500,000
(representing 1.0% of the initial pool balance and 1.1% of the initial loan group 1 balance as of the October 30 FWP) shown with a Mortgage Rate of 6.1100%
and a Monthly Debt Service Payment of $124,361.38 on the Annex A-1 to the
October 30 FWP. The correct Mortgage Rate should be 6.1200% and the Monthly Debt
Service Payment should be $124,493.88.

Property Type:    Retail 25.2%, Office 37.1%, Multifamily 16.3%, Hotel 9.6%,
                  Industrial 5.8%, Mixed Use 2.5%, Other 3.6%

Geographic:       CA 17.7%, NY 7.9%, GA 6.9%, TX 5.0%, PA, 4.5%, Other 58.0%

DSCR/LTV:         1.37x/69.66%

Top 10 Loans:     35.0% of the pool, DSCR 1.47x, LTV: 65.86%

Top 10 Trust Assets              DSCR    LTV    %UPB  Sponsor
IRET Portfolio                   1.42x  80.88%  5.8%  IRET
801 South Figueroa Street        1.19x  74.53%  5.6%  Daniel Mani, Simon Mani
Tower 67                         1.94x  30.12%  4.7%  Greg/Alan/Jeffrey
                                                      Manocherian, Parviz Yari
Ala Moana Portfolio              1.81x  51.51%  4.5%  GGP Limited Partnership
NNN WellPoint Operations Center  1.60x  69.03%  3.3%  Triple Net Properties, LLC
One & Two Securities Centre      1.20x  67.70%  3.3%  Richard D. Gee & Maxwell
                                                      B. Drever
Four Points Sheraton             1.40x  67.51%  2.3%  JBG Investment Fund IV LLC
909 Poydras Office Building      1.23x  80.00%  1.9%  Judah/Issac/Sarah/William
                                                      Hertz
Tri City Plaza                   1.35x  80.00%  1.9%  DLC Management Corporation
                                                      & Delphi Commercial
                                                      Properties Inc
Kent Station                     1.20x  79.61%  1.7%  Joseph D. Blattner

Expected Timing:
Termsheets/Reds - Monday October 30
Launch/Price - Nov 7/8

Roadshow:
Roadshow Schedule:
Week of October 30
Thursday November 2:
      Hartford Breakfast:     8:30AM Goodwin Hotel; Board Room, Mez. Level
      Boston Lunch:           12:00PM 2 International Place 19th Floor
Friday November 3:
      Minneapolis Breakfast:  9:00AM The Grand Hotel
      Chicago:                2:30PM 233 South Wacher Dr, 87th Floor
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The issuer has filed a registration statement (including a prospectus) with the
SEC (SEC File No. 333-132746) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling
1-877-858-5407 or by emailing Citigroup-DCM-Prospectus@citigroup.com.

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